Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Third Quarter Results

Management Revises 2003 Earnings Guidance

     CONCORD, NEW HAMPSHIRE, November 4, 2003 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the third quarter and first nine months of 2003.

     For the three months ended September 30, 2003, revenue increased to $23,215,000 from $22,954,000 for the third quarter of 2002. Pre-tax income for this year's third quarter increased to $2,230,000, or 9.6% of revenue, from $1,943,000, or 8.5% of revenue, for the same period of the prior year. Net income for the 2003 third quarter was $912,000, or $0.13 per diluted share, reflecting a 59% tax rate. This compares to net income for last year's third quarter of $1,675,000, or $0.22 per diluted share, which included pre-tax arbitration expenses of approximately $550,000, or $0.05 per share after tax.

     Based on the Company's current projection of results for 2003, it was necessary to adjust a portion of accrued tax benefits from prior quarters. This resulted in the abnormally high tax rate for this year's third quarter.

     For the nine months ended September 30, 2003, revenue declined to $59,028,000 from $62,115,000 for the first nine months of 2002. The net loss for this year's first nine months was $2,617,000, or $0.36 per share, which included pre-tax arbitration expenses of $2,441,000, or $0.32 per share after tax. This compares to a net loss for the same period last year of $26,911,000, or $3.40 per share, which included pre-tax arbitration expenses of $700,000 and charges for the cumulative effect of changes in accounting principles of $28,710,000 net of tax. Net income before the cumulative effect of changes in accounting principles for the first nine months of 2002 was $1,799,000.

     Stockholders' equity at September 30, 2003 was $58,294,000, or $8.12 per outstanding share.

Operations Review

     Chairman and CEO Kurt Swenson said, "Manufacturing Division revenue met our growth projection for the third quarter, and gross margin and operating income both exceeded our expectations. Quarrying Division revenue, gross margin and operating income declined from prior year and were below our plan primarily because the rate of recovery of saleable granite was unusually low at certain of our quarries during the period. We expect recoveries to improve beginning in the current quarter.

     "In the Retail Division, revenue increased slightly compared to last year and gross margin improved to 58.3% from 55.4%. New orders and backlog also have continued to recover from the slow pace we reported for the first half of the year. We currently are focused on reducing selling and administrative costs in our Retail Division through the consolidation of certain sales and management functions and related steps."

Cemetery Sale Update

    In July 2003, the Company signed an asset purchase agreement with Saber Management LLC for the sale of all of its cemeteries to Saber. At the request of Saber, the closing date for the transaction as set forth in the agreement was recently extended until December 15, 2003 in consideration of a $100,000 non-refundable deposit paid by Saber to the Company at the execution of the extension agreement. The purpose of the extension was to allow Saber to undertake surveys of all the cemeteries as required by their lenders as well as finalizing other items relating to the financing. The transaction remains subject to numerous closing conditions. As a result of the transaction, the Company has classified the results of the Cemetery operations as discontinued. Assuming the timely completion of all closing conditions, the cemetery sale currently is expected to close on December 15, 2003 in accordance with the extension agreement.

(more)

Rock of Ages Reports Third Quarter Results
November 4, 2003
Page Two

Eurimex Arbitration Update

     On April 18, 2001, the Company received a Request for Arbitration from its former distributor outside the United States, Eurimex, S. A., in connection with the termination by Rock of Ages of the distribution agreements for certain of the Company's granite products. Pursuant to those agreements, the arbitration hearing took place in Luxembourg during the week of May 24, 2003.

     During the second half of 2002, pre-tax expenses associated with the Eurimex arbitration, which were included in quarry selling, general and administrative expenses for that period, totaled $1,575,000. With the arbitration hearing now completed, the Company believes that it has established adequate reserves to cover all further costs of the arbitration expected to be incurred in the second half of 2003.

     "We look forward to a decision on this matter from the arbitrators on or about November 30, 2003, the date their decision is due under the agreed arbitration procedures" Swenson said.

Management Revises 2003 Earnings Guidance

     In view of the Company's performance for the first nine months of 2003 and the current outlook for the fourth quarter, management now expects the Company to roughly break even for 2003, including costs of the Eurimex arbitration and including any gain from the sale of the Company's cemeteries to Saber Management LLC, on revenue of about $83 million (excluding cemetery revenue). The Company expects to report a gain on the cemetery sale.

Dividend

     The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.01 per share payable on December 17, 2003 to shareholders of record on November 17, 2003. This is the fourth consecutive quarterly dividend since the Company initiated a dividend program in the first quarter of 2003.

Conference Call

     Rock of Ages has scheduled a conference call today at 11:00 a.m. ET. A live Webcast may be accessed from the Audio Presentations link atwww.RockofAges.com/investor. A Webcast replay will be available after 1:00 p.m. ET at these same Internet addresses.For a telephone replay, dial (800) 633-8284, reservation #21163813, after 1:00 p.m. ET.

About Rock of Ages

     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Arbitration Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30

	2003	2002	2003	2002

Net revenue:
Quarrying	$7,781	$8,243	$18,927	$20,879
Manufacturing	6,000	5,342	14,979	14,314
Retailing	9,434	9,369	25,122	26,922

Total net revenues	23,215	22,954	59,028	62,115

Gross profit:
Quarrying	3,243	4,123	5,905	8,794
Manufacturing	1,890	1,706	4,206	3,783
Retailing	5,504	5,194	14,140	14,912

Total gross profit	10,637	11,023	24,251	27,489

Selling, general and administrative expenses
Quarrying	747	1,283	4,705	3,017
Manufacturing	952	860	2,690	2,498
Retailing	5,372	5,008	15,596	15,277

Total SG&A expenses	7,071	7,151	22,991	20,792

Divisional operating income
Quarrying	2,496	2,840	1,200	5,777
Manufacturing	938	846	1,516	1,285
Retailing	132	186	(1,456)	(365)

Total divisional operating income	3,566	3,872	1,260	6,697

Unallocated corporate overhead	1,188	1,754	3,694	4,137

Earnings (loss) from continuing operations before interest and taxes	2,378	2,118	(2,434)	2,560

Interest expense	148	175	458	537

Income (Loss) from continuing operations before taxes	2,230	1,943	(2,892)	2,023

Income tax expense (benefit)	1,322	558	(211)	586

Income (Loss) from continuing operations before
cumulative effect of changes in accounting principles	908	1,385	(2,681)	1,437

Discontinued operations, net of income taxes	4	290	64	362

Income (Loss) before cumulative effect of changes in accounting principles	912	1,675	(2,617)	1,799

Cumulative effect in prior years of changes in accounting principles, net	—	—	—	(28,710)

Net Income (Loss)	912	1,675	(2,617)	(26,911)

Net Income (Loss) per share — basic
Income from continuing operations before
cumulative effect of changes in accounting principles	0.13	0.18	(0.37)	0.18
Discontinued operations	0.00	0.04	0.01	0.05
Cumulative effect of changes in accounting principles	0.00	0.00	0.00	(3.65)

Net Income (Loss) per share ‑ basic	0.13	0.22	(0.36)	(3.42)

Net Income (Loss) per share — diluted
Income from continuing operations before
cumulative effect of changes in accounting principles	0.13	0.18	(0.37)	0.18
Discontinued operations	0.00	0.04	0.01	0.05
Cumulative effect of changes in accounting principles	0.00	0.00	0.00	(3.63)

Net loss ‑ diluted	$0.13	$0.22	$(0.36)	$(3.40)

Weighted average number of common shares outstanding — basic	7177	7862	7179	7856
Weighted average number of common shares outstanding — diluted	7215	7862	7179	7913

ROCK OF AGES CORPORATION
Comparative Balance Sheet
($ in thousands) (Unaudited)

	Sep. 30,	Dec. 31,
	2003	2002
ASSETS

CURRENT ASSETS
Cash & Cash Equivalents	$809	$6,185
Trade Receivables	16,231	17,671
Inventories	21,338	21,654
Other Current Assets	6,303	5,198
Assets of Discontinued Operations ‑ Held for sale	28,183	—

TOTAL CURRENT ASSETS	72,864	50,708

OTHER ASSETS
C.S.V. Life Insurance	742	766
Other Intangibles	472	574
Deferred Tax Assets ‑ Long Term	5,169	6,249
Prearranged Receivables	—	14,013
Intangible Pension Asset	1,136	1,136
Cemetery Property	—	6,056
Other	1,641	2,411

TOTAL OTHER ASSETS	9,160	31,205

Property and Equipment, net	42,226	43,921

TOTAL ASSETS	$124,250	$125,834

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Borrowings under Line of Credit	$5,014	$4,386
Current Portion LTD	125	205
Deferred Compensation Payable	330	324
Accounts Payable	2,373	1,966
Accrued Expenses	4,567	5,001
Customer Deposits	9,219	7,318
Liabilities of Discontinued Operations	22,451	—

TOTAL CURRENT LIABILITIES	44,079	19,200

Long‑Term Debt, Excluding Current Portion	12,802	12,832
Deferred Compensation	4,803	4,649
Prearranged Deferred Revenue	—	21,846
Accrued Pension Cost	2,766	2,691
Other Liabilities	1,506	1,970

TOTAL LIABILITIES	65,956	63,188

STOCKHOLDERS' EQUITY:
Common Stock	72	77
Additional Paid In Capital	65,794	68,574
Retained Earnings	(6,059)	(3,442)
Cumulative Translation Adjustment	(1,513)	(2,563)

TOTAL EQUITY	58,294	62,646

TOTAL LIABILITIES & EQUITY	$124,250	$125,834